PrimeCare Announces New Product - the Portable Patient Portal™

FOR IMMEDIATE RELEASE

Newport News, VA — April 7, 2011 — PrimeCare Systems, Inc., (OTCQB:PCYS) announced today that it has made its latest product, the Portable Patient Portal™ available to its marketing partners.  The patent-pending Portable Patient Portal is a combination of software and hardware resident in a USB memory device that allows patients with complex medical conditions to maintain electronic contact with their treating physicians no matter the patient’s location or the physician’s location.  The Portable Patient Portal™ provides disease and condition specific evaluation interviews that search for triggers that indicate whether the patient is experiencing a regression in his or her condition, and alerts the patient’s physician so that timely medical intervention may be initiated.  In addition, should the patient require admission to a medical care facility, the Portable Patient Portal™ supplies critical patient medical information to the emergency care-givers while simultaneously notifying the patient’s primary physician, family members, and insurance carrier of the patient’s emergency treatment.  PrimeCare anticipates that there will be a wide market for the Portable Patient Portal™ in both privately-branded applications, and to the general public.

About PrimeCare Systems, Inc.:

PrimeCare Systems, Inc, has its corporate, technical and administrative offices in Newport News, Virginia. Incorporated originally as a private company, and traded publically since January, 2008, PrimeCare Systems, Inc., has developed, owns, maintains, updates, expands and markets the PrimeCare Patient Management System, Version Ten, (the Version Ten System) and several related Internet sites that use various sections of the Version Ten System. For more information about the company, visit the corporate web site at http://www.pcare.com.

A Safe Harbor Statement:

The statements that are not historical facts contained in this release are forward-looking statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934, and PrimeCare Systems, Inc., intends that such forward-looking statements be subject to the safe harbors created thereby. These forward-looking statements include predictions, estimates and other statements that involve a number of risks and uncertainties any, or all, of which could cause actual results to differ materially from any future performance suggested herein. While this outlook represents the current judgement of PrimeCare Systems, Inc., on the future direction of the business, such risks and uncertainties may individually, or mutually, impact the matters herein described, including but not limited to product acceptance, economic, competitive, governmental, results of litigation, technological and/or other factors, which are outside the control of PrimeCare Systems, Inc., as well as those risks and uncertainties detailed in the Company's Security and Exchange Commission filings.

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